Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198791 on Form S-8 of our report dated December 17, 2014, relating to the financial statements and financial statement schedule of Civitas Solutions, Inc. appearing in this Annual Report on Form 10-K of Civitas Solutions, Inc. for the year ended September 30, 2014.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

December 17, 2014